Smart Sand, Inc. Announces Second Quarter 2024 Results
•2Q 2024 total tons sold of approximately 1.3 million
•2Q 2024 revenue of $73.8 million
•2Q 2024 net income before income taxes $1.9 million
•2Q 2024 adjusted EBITDA of $11.9 million

YARDLEY, Pennsylvania, August 13, 2024 – Smart Sand, Inc. (NASDAQ: SND) (the “Company” or “Smart Sand”), a fully integrated frac and industrial sand supply and services company, a low-cost producer of high quality Northern White frac sand, a proppant logistics solutions provider through both its in-basin transloading terminals and SmartSystemsTM products and services and a provider of industrial product solutions, today announced results for the second quarter of 2024.
“Smart Sand had a strong second quarter” stated Charles Young, Smart Sand’s Chief Executive Officer. “We implemented several efficiency measures during the quarter to reduce our production costs and administrative expenses that led to our contribution margin, adjusted EBITDA and free cash flow all improving compared to first quarter 2024 results.
“Currently we continue to see strong demand in the main operating basins we serve. However, natural gas prices remain at low levels and exploration and production are continuing their recent trends of front-loading budget spending. So, we are keeping a close eye on activity levels and are prepared to right size our operations as needed should we see a slowdown in activity. We returned to being free cash flow positive in the second quarter and we expect to be free cash flow positive for 2024. While we could see some slowdown in activity in natural gas basins in the second half of the year, we believe long-term fundamentals for natural gas activity remain strong and we are well positioned to take advantage of expected increased activity in natural gas basins in 2025. Additionally, we expect to start marketing sand in the Utica shale formation in the third quarter through our new terminals in northeast Ohio. Activity in this basin is targeting oil opportunities and increased activity in this market will help balance our sales volumes between oil and gas markets. We continue to strengthen our balance sheet as we refinanced and extended the terms our existing Oakdale Equipment financing under a new $10 million, four year equipment financing. Our liquidity levels are strong, our leverage levels remain low. We remain focused on generating positive free cash flow on a consistent basis going forward.”

Second Quarter 2024 Highlights
Tons sold were approximately 1,274,000 in the second quarter of 2024, compared to approximately 1,336,000 tons in the first quarter of 2024 and 1,084,000 tons in the second quarter of 2023, a 5% decrease sequentially and 18% increase over the comparable period in 2023.
Revenues were $73.8 million in the second quarter of 2024, compared to $83.1 million in the first quarter of 2024 and $74.8 million in the second quarter of 2023. Revenues decreased in the second quarter of 2024, compared to the first quarter of 2023, primarily due to lower total sand sales. Second quarter 2024 revenues were relatively consistent compared to second quarter 2023, due to higher total sand sales, which were offset by lower average selling prices.
For the second quarter of 2024, we had net income before income tax of $1.9 million, compared to a net income before income tax of $0.4 million, for the first quarter of 2024 and net income before income tax of $3.0 million, for the second quarter of 2023. Income tax expense and benefits distorts our results of operations. We do not expect to make payments for federal income tax in 2024. For the second quarter of 2024, we had higher net income before income tax expense as compared to the first quarter of 2024, primarily due to realized savings on cost-saving measures to reduce our overall operating costs. The net income before income taxes in the second quarter of 2024 as compared to the second quarter of 2023 was lower primarily due to the loss on extinguishment of debt in the current period.
Second quarter 2024 contribution margin of $19.8 million, or $15.53 per ton sold, was an increase compared to $18.5 million, or $13.85 per ton sold, for the first quarter of 2024, and second quarter 2023 contribution margin of $19.0 million, or $17.57 per ton sold. The increase in contribution margin, compared to the first quarter of 2024, was due primarily to improved production costs realized from cost cutting measures, which led to higher contribution margin per ton sold, partially offset by lower total volumes. The increase in total contribution margin in the second quarter 2024 as compared to the second quarter 2023, was primarily due to higher utilization of our SmartSystems fleet and an increase in total volumes sold, along with lower production costs in the current period, partially offset by lower average selling prices.
Adjusted EBITDA was $11.9 million for the second quarter of 2024, compared to $9.3 million for the first quarter of 2024 and $11.3 million for the second quarter of 2023. The increase in adjusted EBITDA in the second quarter of 2024 compared to the prior quarter was primarily due to higher contribution margin per ton sold in the current period, partially offset by lower total volumes sold. The slight increase in the current period compared to the same period in the prior year was primarily due to higher volumes of sand sold and increased utilization of our SmartSystems fleet, offset by lower average selling prices.
Net cash provided by operating activities was $14.9 million in the second quarter of 2024, compared to net cash used in operating activities of $(3.9) million in the first quarter of 2024 and net cash provided by operating activities of $16.1 million in the second quarter of 2023. The increase in cash flow from operations in the second quarter of 2024 compared to the first quarter of 2024 was primarily due to decreased working capital pressure driven by consistently strong sales over the first half of 2024. The decline in cash flows from operating activities from the same period in the prior year was due to lower average selling prices in the current period.
Free cash flow was $13.5 million for the second quarter of 2024. Net cash provided by operating activities was $14.9 million and capital expenditures were $1.4 million in the second quarter of 2024. We currently estimate that full year 2024 capital expenditures will be between $10.0 million and $13.0 million.
Liquidity
Our primary sources of liquidity are cash on hand, cash flow generated from operations and available borrowings under our ABL Credit Facility. As of June 30, 2024, cash on hand was $6.3 million and we had $18.0 million in undrawn availability on our ABL Credit Facility.
Conference Call
Smart Sand will host a conference call and live webcast for analysts and investors on August 14, 2024 at 10:00 a.m. Eastern Time to discuss its second quarter 2024 financial results. Investors are invited to join the conference by dialing (646) 357-8785 or 1-800-836-8184 and referencing “Smart Sand” when connected to the operator. Additionally, the call may also be streamed via webcast at https://app.webinar.net/nbB1GQJmQRd or within the “Investors” section of the Company’s website at www.smartsand.com. A replay will be available shortly after the call and can be accessed on the “Investors” section of the Company’s website.

Forward-looking Statements
All statements in this news release other than statements of historical facts are forward-looking statements that contain our Company’s current expectations about our future results, including the Company’s expectations regarding future sales. We have attempted to identify any forward-looking statements by using words such as “expect,” “will,” “estimate,” “believe” and other similar expressions. Although we believe that the expectations reflected and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.
Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to, fluctuations in product demand, delays in the completion of certain expansion and improvement projects at our existing facilities or failure to recognize the anticipated benefits of such projects, regulatory changes, adverse weather conditions, increased fuel prices, higher transportation costs, access to capital, increased competition, changes in economic or political conditions, and such other factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on March 11, 2024, and in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed by the Company with the SEC on August 13, 2024.
You should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.
About Smart Sand
Smart Sand is a fully integrated frac and industrial sand supply and services company, offering complete mine to wellsite proppant and logistic solutions to our frac sand customers, and a broad offering of products for industrial sand customers. The Company produces low-cost, high quality Northern White sand, which is a premium sand used as a proppant to enhance hydrocarbon recovery rates in the hydraulic fracturing of oil and natural gas wells. The Company’s sand is also a high-quality product used in a variety of industrial applications, including glass, foundry, building products, filtration, geothermal, renewables, ceramics, turf & landscaping, retail, recreation and more. The Company also offers logistics solutions to our customers through its in-basin transloading terminals and our SmartSystems wellsite storage capabilities. Smart Sand owns and operates premium sand mines and related processing facilities in Wisconsin and Illinois, which have access to four Class I rail lines, allowing the Company to deliver products substantially anywhere in the United States and Canada. For more information, please visit www.smartsand.com.

SMART SAND, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023
	(unaudited)	(unaudited)	(unaudited)

Revenues:
Sand revenue	$71,020	$79,719	$72,445
SmartSystems revenue	2,780	3,333	2,331
Total revenue	73,800	83,052	74,776
Cost of goods sold:
Sand cost of goods sold	58,903	68,967	60,193
SmartSystems cost of goods sold	1,824	2,274	1,894
Total cost of goods sold	60,727	71,241	62,087
Gross profit	13,073	11,811	12,689
Operating expenses:
Selling, general and administrative	8,871	10,350	8,953
Depreciation and amortization	671	674	629
Loss (gain) on disposal of fixed asset, net	3	3	24
Total operating expenses	9,545	11,027	9,606
Operating income	3,528	784	3,083
Other income (expenses):
Loss on extinguishment of debt	(1,310)	—	—
Interest expense, net	(393)	(489)	(223)
Other income	75	96	159
Total other expenses, net	(1,628)	(393)	(64)
Income (loss) before income tax expense (benefit)	1,900	391	3,019
Income tax expense (benefit)	2,330	607	(3,288)
Net (loss) income	$(430)	$(216)	$6,307
Net (loss) income per common share:
Basic	$(0.01)	$(0.01)	$0.17
Diluted	$(0.01)	$(0.01)	$0.17
Weighted-average number of common shares:
Basic	38,724	38,555	37,968
Diluted	38,724	38,555	37,968

SMART SAND, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2024	December 31, 2023
	(unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$6,257	$6,072
Accounts receivable	26,232	23,231
Unbilled receivables	4,332	2,561
Inventory	25,031	26,823
Prepaid expenses and other current assets	2,929	3,217
Total current assets	64,781	61,904
Property, plant and equipment, net	246,530	255,092
Operating lease right-of-use assets	24,431	23,265
Intangible assets, net	5,480	5,876
Other assets	593	163
Total assets	$341,815	$346,300
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,548	$16,041
Accrued expenses and other liabilities	12,808	11,024
Deferred revenue	636	1,154
Current portion of long-term debt	5,485	15,711
Current portion of operating lease liabilities	10,593	10,536
Total current liabilities	39,070	54,466
Long-term debt	9,330	3,449
Long-term operating lease liabilities	15,062	14,056
Deferred tax liabilities, net	15,029	12,101
Asset retirement obligations	20,421	19,923
Other non-current liabilities	38	38
Total liabilities	98,950	104,033
Commitments and contingencies
Stockholders’ equity
Common stock	39	39
Treasury stock	(14,471)	(14,249)
Additional paid-in capital	183,492	181,973
Retained earnings	73,893	74,539
Accumulated other comprehensive loss	(88)	(35)
Total stockholders’ equity	242,865	242,267
Total liabilities and stockholders’ equity	$341,815	$346,300

SMART SAND, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023
	(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Operating activities:
Net (loss) income	$(430)	$(216)	$6,307
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and accretion of asset retirement obligations	7,255	7,241	6,785
Amortization of intangible assets	199	199	199
Loss (gain) on disposal of fixed assets	3	3	24
Amortization of deferred financing cost	27	26	27
Accretion of debt discount	45	47	46
Loss on extinguishment of debt	1,310	—	—
Deferred income taxes	2,331	596	(3,417)
Stock-based compensation	840	642	833
Employee stock purchase plan compensation	6	6	8
Changes in assets and liabilities:
Accounts receivable	6,343	(9,344)	5,982
Unbilled receivables	869	(2,640)	1,027
Inventory	553	1,240	(2,921)
Prepaid expenses and other assets	358	(240)	4,871
Deferred revenue	(1,738)	1,220	444
Accounts payable	(517)	(6,730)	(3,214)
Accrued and other expenses	(2,572)	4,087	(933)
Net cash (used in) provided by operating activities	14,882	(3,863)	16,068
Investing activities:
Purchases of property, plant and equipment	(1,354)	(1,646)	(5,227)
Proceeds from disposal of assets	1	1	72
Net cash used in investing activities	(1,353)	(1,645)	(5,155)
Financing activities:
Proceeds from the issuance of notes payable	9,109	—	—
Repayments of notes payable	(7,564)	(1,340)	(5,937)
Payments under equipment financing obligations	(58)	(56)	(37)
Payment of deferred financing and debt issuance costs	(78)	(425)	—
Proceeds from revolving credit facility	9,000	6,000	1,000
Repayment of revolving credit facility	(21,000)	—	(8,000)
Payment for debt extinguishment costs	(1,227)	—	—
Proceeds from equity issuance	—	25	—
Purchase of treasury stock	(52)	(170)	(51)
Net cash provided by financing activities	(11,870)	4,034	(13,025)
Effect of exchange rate changes on cash and cash equivalents
Net increase in cash and cash equivalents	1,659	(1,474)	(2,112)
Cash and cash equivalents at beginning of period	4,598	6,072	7,604
Cash and cash equivalents at end of period	$6,257	$4,598	$5,492

Non-GAAP Financial Measures
Contribution Margin

We also use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and accretion of asset retirement obligations, to measure its financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of the Company’s business such as accounting, human resources, information technology, legal, sales and other administrative activities.
We believe that reporting contribution margin and contribution margin per ton sold provides useful performance metrics to management and external users of our financial statements, such as investors and commercial banks, because these metrics provide an operating and financial measure of our ability, as a combined business, to generate margin in excess of our operating cost base.
Gross profit is the GAAP measure most directly comparable to contribution margin. Contribution margin should not be considered an alternative to gross profit presented in accordance with GAAP. Because contribution margin may be defined differently by other companies in the industry, our definition of contribution margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of gross profit to contribution margin.

	Three Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023
	(in thousands, except per ton amounts)
Revenue	$73,800	$83,052	$74,776
Cost of goods sold	60,727	71,241	62,087
Gross profit	13,073	11,811	12,689
Depreciation, depletion, and accretion of asset retirement obligations included in cost of goods sold	6,715	6,697	6,356
Contribution margin	$19,788	$18,508	$19,045
Contribution margin per ton	$15.53	$13.85	$17.57
Total tons sold	1,274	1,336	1,084
EBITDA and Adjusted EBITDA
We define EBITDA as net income, plus: (i) depreciation, depletion and amortization expense; (ii) income tax expense (benefit) and other results of operations based taxes; and (iii) interest expense. We define Adjusted EBITDA as EBITDA, plus: (i) gain or loss on sale of fixed assets or discontinued operations; (ii) integration and transition costs associated with specified transactions; (iii) equity compensation; (iv) acquisition and development costs; (v) non-recurring cash charges related to restructuring, retention and other similar actions; (vi) earn-out, contingent consideration obligations; and (vii) non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:
•the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;
•the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•our ability to incur and service debt and fund capital expenditures;
•our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods or capital structure; and

•our debt covenant compliance, as Adjusted EBITDA is a key component of critical covenants to the ABL Credit Facility.
We believe that our presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The following table presents a reconciliation of net (loss) income to EBITDA and Adjusted EBITDA for each of the periods indicated.

	Three Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023
	(in thousands)
Net (loss) income	$(430)	$(216)	$6,307
Depreciation, depletion and amortization	7,214	7,200	6,750
Income tax expense (benefit) and other taxes	2,330	607	(3,288)
Interest expense	408	496	457
EBITDA	$9,522	$8,087	$10,226
Net loss (gain) on disposal of fixed assets	3	3	25
Equity compensation	728	582	802
Acquisition and development costs	—	308	—
Loss on extinguisment of debt	1,310	—	—
Cash charges related to restructuring and retention	41	107	18
Accretion of asset retirement obligations	249	249	235
Adjusted EBITDA	$11,853	$9,336	$11,306

Free Cash Flow
Free cash flow, which we define as net cash provided by operating activities less purchases of property, plant and equipment, is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors and commercial banks, to measure the liquidity of our business.
Net cash provided by operating activities is the GAAP measure most directly comparable to free cash flow. Free cash flow should not be considered an alternative to net cash provided by operating activities presented in accordance with GAAP. Because free cash flows may be defined differently by other companies in our industry, our definition of free cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of net cash provided by (used in) operating activities to free cash flow.

	Three Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023
	(in thousands)
Net cash (used in) provided by operating activities	$14,882	$(3,863)	$16,068
Purchases of property, plant and equipment	(1,354)	(1,646)	(5,227)
Free cash flow	$13,528	$(5,509)	$10,841

Investor Contacts:

Lee Beckelman
Chief Financial Officer
(281) 231-2660
lbeckelman@smartsand.com